CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 8, 2010, relating to the financial statements and financial highlights which appear in the May 31, 2010 Annual Report to Shareholders of Essex Growth Fund and Essex Small/Micro Cap Growth Fund (two of the series constituting Managers AMG Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

Philadelphia, Pennsylvania

September 24, 2010